Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Form S-3 Nos. 333-255737 and 333-255769) of Zentalis Pharmaceuticals, Inc.,
(2) Registration Statement (Form S-8 No. 333-237593) pertaining to the Zentalis Pharmaceuticals, Inc. 2020 Incentive Award Plan,
(3) Registration Statement (Form S-8 No. 333-254506) pertaining to the Zentalis Pharmaceuticals, Inc. 2020 Employee Stock Purchase Plan, and
(4) Registration Statement (Form S-8 No. 333-266702) pertaining to the Zentalis Pharmaceuticals, Inc. 2020 Incentive Award Plan and the Zentalis Pharmaceuticals, Inc. 2022 Employment Inducement Incentive Award Plan;

of our report dated February 24, 2022, with respect to the effectiveness of internal control over financial reporting of Zentalis Pharmaceuticals, Inc. included in this Form 10-K/A.

/s/ Ernst & Young LLP

San Diego, California
October 31, 2022